Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 24th day of July 2014 (the “Effective Date”) by and between Rite Aid Corporation, a Delaware corporation (the “Company”) and Darren W. Karst (“Executive”).

WHEREAS, Executive desires to provide the Company with his services and the Company desires to hire and employ Executive on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive (individually a “Party” and together the “Parties”), intending to be legally bound, agree as follows:

1.                                      Term of Employment.

The term of Executive’s employment under this Agreement shall commence on August 25, 2014 or such earlier date as Executive and the Company shall agree (the “Commencement Date”) and, unless earlier terminated pursuant to Section 5 below, shall continue for a period ending on the date that is two (2) years following the Commencement Date (the “Original Term of Employment”). The Original Term of Employment shall be automatically renewed for successive one (1) year terms (the “Renewal Terms”) unless at least one hundred eighty (180) days prior to the expiration of the Original Term of Employment or any Renewal Term, either Party notifies the other Party in writing that he or it is electing to terminate this Agreement at the expiration of the then current Term of Employment. “Term” shall mean the Original Term of Employment and all Renewal Terms. For purposes of this Agreement, except as otherwise provided herein, the phrases “year during the Term” or similar language shall refer to each twelve (12) month period commencing on the Commencement Date or applicable anniversaries thereof.

2.                                      Position and Duties.

2.1                               Generally. During the Term, Executive shall serve as an Executive Vice President and Chief Financial Officer of the Company and shall have such officer level duties, responsibilities and authority as are customary for such position and such other titles, duties, responsibilities and authorities as shall be assigned by the Company from time to time consistent with such position. Executive shall devote his full working time, attention, knowledge and skills faithfully and to the best of his ability, to the duties and responsibilities assigned by the Company in furtherance of the business affairs and activities of the Company and its subsidiaries, affiliates and strategic partners. Executive shall report solely to the Company’s Chief Executive Officer. Contemporaneously with termination of Executive’s employment for any reason, Executive shall automatically resign from all offices and positions he holds with the Company or any subsidiary without any further action on the part of Executive or the Company.

2.2                               Other Activities. Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude the Executive from engaging in the following activities: (i) serving on the board of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, subject to the Company’s approval, which shall not be unreasonably withheld, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that Executive’s activities pursuant to clauses (i), (ii) or (iii) do not violate Sections 6 or 7 below or materially interfere with the proper performance of his duties and responsibilities under this Agreement. Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions, and restrictions as the Company may from time to time establish for officers of the Company or employees generally.

3.                                      Compensation.

3.1                               Base Salary. During the Term, as compensation for his services hereunder, Executive shall receive a salary at the annualized rate of Seven Hundred Ninety Thousand Dollars ($790,000) per year (“Base Salary” as may be adjusted from time to time, subject to Section 5.4), which shall be paid in accordance with the Company’s normal payroll practices and procedures, less such deductions or offsets required by applicable law or otherwise authorized by Executive.

3.2                               Annual Performance Bonus. The Executive shall participate each fiscal year during the Term in the Company’s annual bonus plan as adopted and approved by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) from time to time. For the current fiscal year (FY 2015), Executive’s annual bonus opportunity pursuant to such plan shall equal seventy-five percent (75%) (the “Annual Target Bonus”) of the Base Salary, subject to proration from the Effective Date. For subsequent fiscal years, the Annual Target Bonus may be adjusted by the Compensation Committee (however, in no event shall it be less than 75%). Payment of any bonus earned shall be made in accordance with the terms of the Company’s annual bonus plan as in effect for the year for which the bonus is earned.

3.3                               Equity Awards.

(a)                                 On the Commencement Date, the Executive will be granted shares of restricted Company Common Stock, par value $1.00 per share (“Company Stock”) as an inducement valued at $2 million (the “Restricted Stock”). The number of shares of Restricted Stock shall be determined by dividing $2 million by the closing price of the Company Stock on the Commencement Date. The Restricted Stock shall vest and become exercisable as to one-third (1/3) of the shares of the Restricted Stock on each of the first three (3) anniversaries from the date of grant; be subject to the acceleration, exercise and termination provisions set forth in the Company’s 2014 Omnibus Equity Plan (the “Equity Plan”), a copy of which Equity Plan has been filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on June 23, 2014 and Article 5 hereof; and otherwise be evidenced by and subject to the terms of the Equity Plan.

(b)                                 Executive will be eligible to participate during the Term in the Company’s Long Term Incentive Plan (“LTIP”). Executive’s long term incentive factor will be based upon two hundred percent (200%) of Executive’s Base Salary. In addition, on the Commencement Date, Executive will be granted awards under the Equity Plan pursuant to the LTIP with respect to fiscal year 2015 valued at two hundred percent (200%) of Base Salary calculated in a manner consistent with and containing the same terms and conditions as other senior executives. The number of awards shall be comprised of forty percent (40%) stock options (vesting ratably over four (4) years), twenty-five percent (25%) restricted stock (vesting ratably over three (3) years) and thirty-five percent (35%) performance units settleable in shares of Company stock at the end of the three (3) year performance period.

4.                                      Additional Benefits.

4.1                               Employee Benefits. During the Term, Executive shall be eligible to participate in the employee benefit plans (including, but not limited to medical, dental and life insurance plans, short-term and long-term disability coverage, the Supplemental Executive Retirement Plan and 401(k) plans) in which management employees of the Company are generally eligible to participate, subject to satisfaction of any eligibility requirements and the other generally applicable terms of such plans. Nothing in this Agreement shall prevent the Company from amending or terminating any employee benefit plans of the Company from time to time as the Company deems appropriate. The Company agrees to waive the eligibility waiting period with respect to short-term disability coverage.

4.2                               Expenses. The Company shall reimburse Executive for any expenses reasonably incurred by him during the Term (and at any time during his employment thereafter), in furtherance of his duties hereunder, including without limitation the premium for a personal long-term disability policy covering Executive from the Commencement Date until he becomes eligible for the Company’s long-term disability coverage, travel, meals and accommodations, upon submission of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt or as may be required in order to permit such payments to be taken as proper deductions by the Company or any subsidiary under the Internal Revenue Code of 1986, as amended, and the rules and regulations adopted pursuant thereto now or hereafter in effect (the “Code”). The Company will pay Executive’s reasonable professional fees incurred to negotiate and prepare this Agreement and all related agreements. The provisions of Section 14(b) shall apply to all reimbursements made under this Section 4.2.

4.3                               Vacation. Executive shall be entitled to twenty (20) days of paid vacation during each year of the Term. Vacation will replenish on Executive’s anniversaries and future increments will follow Company policy.

4.4                               Automobile Allowance. During the Term, the Company shall provide Executive with an automobile allowance of $1,000.00 per month.

4.5                               Annual Financial Planning Allowance. During each year of the Term, the Company shall provide Executive with an executive planning allowance in the amount of $5,000.00. The provisions of Section 14(b) shall apply to any payments or reimbursements made under this Section 4.5.

4.6                               Relocation and Commuting Expenses. Subject to Executive providing reasonable documentation to the Company, the Company shall reimburse Executive up to a total of Sixty-Seven Thousand Dollars ($67,000) annually for transportation, commuting, lodging and other relocation expenses (including moving and house hunting expenses and other direct costs incurred in connection with any relocation) incurred by Executive during the Term.

4.7                               Indemnification. The Company shall (a) indemnify and hold Executive harmless, to the full extent permitted under applicable law, for, from and against any and all losses, claims, costs, expenses, damages, liabilities or actions (including security holder actions, in respect thereof) relating to or arising out of the Executive’s employment with and service as an officer of the Company during the Term and at all times thereafter; and (b) pay all reasonable costs, expenses and attorney’s fees incurred by Executive in connection with or relating to the defense of any such loss, claim, cost, expense, damage, liability or action, subject to Executive’s undertaking to repay in the event it is ultimately determined that Executive is not entitled to be indemnified by the Company. Executive shall at all relevant times be covered as an insured under any director and officer liability insurance that covers members of the Board. Following termination of the Executive’s employment or service with the Company, the Company shall cause any director and officer liability insurance policies applicable to the Executive prior to such termination to remain in effect for six (6) years following the date of termination of employment. The provisions of Section 14(b) shall apply to any payments or reimbursements made under this Section 4.7.

5.                                      Termination.

5.1                               Termination of Executive’s Employment by the Company for Cause.  The Company may terminate Executive’s employment hereunder for Cause (as defined below). Such termination shall be effected by written notice thereof delivered by the Company to Executive, indicating in reasonable detail the facts and circumstances alleged to provide a basis for such termination, and shall be effective as of the date of such notice in accordance with Section 12 hereof. “Cause”, as determined in reasonable good faith by a resolution adopted by the affirmative vote of a majority of the Company’s Board of Directors (after reasonable written notice to Executive setting forth in reasonable detail the specific conduct of Executive upon which the Board relies in reaching its determination, and a reasonable opportunity for Executive, together with his counsel, to be heard before the Board prior to making such determination), shall mean: (i) Executive’s gross negligence or willful misconduct in the performance of the duties or responsibilities of his position with the Company or any subsidiary, or failure to timely carry out any lawful and reasonable directive of the Company; (ii) Executive’s misappropriation of any funds or property of the Company or any subsidiary; (iii) the conduct by Executive which is a material violation of this Agreement or written Company Policy or which materially interferes with the Executive’s ability to perform his duties; provided, however, that Executive shall have the right, within thirty (30) days after receipt of written notice (which shall set forth in reasonable detail the specific conduct of Executive that constitutes Cause and the specific provision(s) of this Agreement on which Company relies) from Company of the Executive’s violation of this subsection, to cure the event or circumstances giving rise to such Cause and in the event of which cure, such event or circumstances shall not constitute Cause hereunder; (iv) the commission by Executive of an act of fraud or dishonesty toward the Company or any subsidiary; (v) Executive’s willful misconduct or gross negligence which damages or injures the Company or the Company’s reputation; (vi) Executive is convicted of or pleads guilty to a felony involving moral turpitude; or (vii) the use or imparting by Executive of any confidential or proprietary information of the Company or any subsidiary in material violation of Section 6 below.

5.2                               Compensation upon Termination by the Company for Cause or by Executive without Good Reason. In the event of Executive’s termination of employment (i) by the Company for Cause or (ii) by Executive voluntarily without Good Reason:

(a)                                 Executive shall be entitled to receive (i) all amounts of accrued but unpaid Base Salary through the effective date of such termination, (ii) reimbursement for reasonable and necessary expenses incurred by Executive through the date of notice of such termination, to the extent otherwise provided under Section 4.2 above, (iii) all other vested payments and benefits to which Executive may otherwise be entitled pursuant to the terms of the applicable benefit plan or arrangement through the effective date of such termination, and (iv) reimbursement of relocation and commuting expense payments incurred pursuant to Section 4.6 on or prior to the date of termination ((i), (ii), (iii) and (iv), the (“Accrued Benefits”). All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in this subsection (a) or (b) below.

(b)                                 Any portion of any restricted stock or any other equity incentive awards as to which the restrictions have not lapsed or as to which any other conditions shall not have been satisfied prior to the date of termination shall be forfeited as of such date and any portion of Executive’s stock options that have vested and become exercisable prior to the date of termination shall remain exercisable for a period of ninety (90) days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan, or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate; provided, however, in the event of termination of Executive by the Company for Cause, any stock options that have not been exercised prior to the date of termination shall immediately terminate as of such date.

Any termination of Executive’s employment by Executive voluntarily without Good Reason shall be effective upon a thirty (30) day notice to the Company or such earlier date as the Company determines in its discretion and designates in writing. A termination of Executive’s employment by the Company for Cause or by the Executive other than for Good Reason shall not constitute a breach of this Agreement.

5.3                               Compensation upon Termination of Executive’s Employment by the Company Other Than for Cause or by Executive for Good Reason. Executive’s employment hereunder may be terminated during the Term by the Company other than for Cause or by Executive for Good Reason. In the event that Executive’s employment hereunder is terminated by the Company other than for Cause or by Executive for Good Reason:

(a)                                 Executive shall be entitled to receive (i) the Accrued Benefits, (ii) an amount equal to two (2) times the sum of Executive’s then Base Salary plus Annual Target Bonus as of the date of termination of employment, such amount payable in equal installments pursuant to the Company’s standard payroll procedures for management employees over a period of two (2) years commencing on the payroll payment date for the first full payroll period following the date that the release of claims (referred to below) becomes irrevocable (provided, if as of the date of termination the release of claims could become irrevocable in either of two taxable years of

Executive, payments will not commence before the first day of the later such taxable year), and (iii) with respect to health insurance coverage, the cost of COBRA benefits (and equivalent benefits which shall be provided by the Company following expiration of any COBRA continuation period) to Executive and his immediate family for a period of two (2) years following the date of termination of employment.

(b)                                 Executive’s stock option awards held by Executive shall, on the date that the release referred to below becomes irrevocable, vest and become immediately exercisable and the restrictions with respect to any awards of restricted stock shall lapse, in each case to the extent such options would otherwise have become vested and exercisable (or such restrictions would have lapsed) had Executive remained in the employ of the Company for a period of two (2) years following the date of termination. Such portion of Executive’s stock options (together with any portion of Executive’s stock options that have vested and become exercisable prior to the date of termination) shall remain exercisable for a period of ninety (90) days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan, or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate. Any remaining portion of Executive’s stock options that have not vested (or deemed to have vested) as of the date of termination shall terminate as of such date; and all shares of restricted stock as to which the restrictions shall not have lapsed as of the date of termination shall be forfeited as of such date.

(c)                                  If a termination pursuant to Section 5.3 of the Agreement occurs following the start of the Company’s fiscal year, Executive shall also be entitled to receive, at the same time as is paid to other eligible participants in the bonus plan, following determination by the Compensation Committee (or the Board) of the Company’s performance under the applicable annual performance goals for the fiscal year, a pro rata annual bonus determined by multiplying the performance level achieved (relative to Executive’s Annual Target Bonus amount) by the fraction (x) the numerator of which is the number of days between the beginning of the then current fiscal year of the Company and the date of termination of employment and (y) the denominator of which is 365. Executive shall also receive any unpaid annual bonus earned for any completed fiscal year preceding the date of termination.

(d)                                 All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in 5.3(a) through (c).

Any termination of employment pursuant to this Section 5.3 shall be effective upon a thirty (30) day notice thereof or the Company may elect in its sole discretion to reduce or eliminate the notice period and pay the Executive his Base Salary for some or all of the notice period in lieu of notice. A termination of Executive’s employment by the Company other than for Cause or by the Executive for Good Reason shall not constitute a breach of this Agreement. To be eligible for the payment, benefits and stock rights described in Section 5.3(a)(ii)-(iii), (b) and (c) above, Executive must execute, within thirty (30) days after the date of termination, not revoke, and abide by a release (which shall be substantially in the form attached hereto as Appendix A) of all other claims, cooperate with the Company in the event of litigation and fully comply with Executive’s obligations under Sections 6 and 7 below.

5.4                               Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one of the following:

(a)                                 the assignment to Executive of any duties or responsibilities materially inconsistent with Executive’s status and positions as Chief Financial Officer and an Executive Vice President of the Company, or any material adverse change in Executive’s title or reporting relationships; or

(b)                                 any decrease in Executive’s then Base Salary to which Executive has not agreed to in writing; or

(c)                                  a material breach by the Company of this Agreement;

(d)                                 notification to Executive by the Company that it has elected to terminate the Agreement at the expiration of the then current Term;

provided, however, that Executive has provided written notice (which shall set forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement on which Executive relies) to the Company of the existence of any condition described in any one of the subparagraphs (a), (b), (c) or (d) within thirty (30) days of Executive’s knowledge of the initial existence of such condition, and the Company has not cured the condition within thirty (30) days of the receipt of such notice. Any termination of employment by the Executive for Good Reason pursuant to Section 5.3 must occur no later than the date that is the three (3) month anniversary of Executive’s knowledge of the initial existence of the condition giving rise to the termination right.

5.5                               Compensation upon Termination of Executive’s Employment by Reason of Executive’s Death or Total Disability. In the event that Executive’s employment with the Company is terminated by reason of Executive’s death or due to involuntary termination of Executive by the Company on account of Executive’s Total Disability (as defined below), subject to the requirements of applicable law:

(a)                                 Executive or Executive’s estate, as the case may be, shall be entitled to receive (i) the Accrued Benefits, (ii) any other benefits payable under the then current disability and/or death benefit plans, as applicable, in which Executive is a participant and (iii) with respect to health insurance coverage, the cost of COBRA benefits (and equivalent benefits which shall be provided by the Company following expiration of any COBRA continuation period) to Executive and/or his immediate family, as applicable, for a period of two (2) years following the date of termination of employment. Executive or Executive’s estate shall also be entitled to receive, at the same time as is paid to other eligible participants in the bonus plan, following determination by the Compensation Committee (or the Board) of the Company’s performance under the applicable annual performance goals for the fiscal year, a pro rata annual bonus determined by multiplying the performance level achieved (relative to Executive’s Annual Target Bonus amount) by the fraction (x) the numerator of which is the number of days between the beginning of the then current fiscal year of the Company and the date of termination of employment and (y)

the denominator of which is 365. Executive or Executive’ estate shall also be entitled to any unpaid annual bonus earned for any completed fiscal year preceding the date of termination.

(b)                                 All stock option awards held by Executive shall vest and become immediately exercisable and the restrictions with respect to any awards of Restricted Stock shall lapse, in each case to the extent such options would otherwise have become vested and exercisable (or such restrictions would have lapsed) had Executive remained in the employ of the Company for a period of two (2) years following the date of termination. Such portion of Executive’s stock options (together with any portion of Executive’s stock options that have vested and become exercisable prior to the date of termination) shall remain exercisable for a period of ninety (90) days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan, or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate. Any remaining portion of Executive’s stock options that have not vested (or deemed to have vested) as of the date of termination shall terminate as of such date; and all shares of restricted stock as to which the restrictions shall not have lapsed as of the date of termination shall be forfeited as of such date.

(c)                                  All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in Section 5.5(a) through (c).

“Total Disability” shall mean any physical or mental disability that prevents Executive from (a)(i) performing one or more of the essential functions of his position for a period of not less than ninety (90) days in any twelve (12) month period and (ii) which is expected to be of permanent or indeterminate duration but expected to last at least twelve (12) continuous months or result in death of the Executive as determined (y) by a physician selected by the Company or its insurer or (z) pursuant to the Company’s benefit programs; or (b) reporting to work for ninety (90) or more consecutive business days or unable to engage in any substantial activity.

5.6                               Survival. In the event of any termination of Executive’s employment during the Term, or upon or after expiration of the Term, Executive and the Company nevertheless shall continue to be bound by the terms and conditions set forth in Section 4.7 and Section 5.3 above and Sections 6 through 10 below, which shall survive the expiration of the Term.

5.7                               Change in Control Best Payments Determination. Any other provision of this Agreement to the contrary notwithstanding, if any portion of any payment or benefit under this Agreement either individually or in conjunction with any payment or benefit under any other plan, agreement or arrangement (all such payments and benefits, the “Total Payments”) would constitute an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G, that is subject to the tax imposed by Section 4999 of such Code, then the Total Payments to be made to Executive shall be reduced, but only to the extent that Executive would retain a greater amount on an after-tax basis than he would retain absent such reduction, such that the value of the Total Payments that Executive is entitled to receive shall be $1 less than the maximum amount which the Employee may receive without becoming subject to the excise tax under Section 4999. For purposes of this Section 5.7, the determination of whichever amount is greater on an after-tax basis shall be (i) based on maximum federal, state and local income and employment tax rates and the tax that would be imposed on Executive pursuant to Section 4999 and (ii) made at Company expense by independent accountants selected by the Company and Executive (which may be the Company’s income tax return preparers if Executive so agrees) which determination shall be binding on both Executive and the Company. Any such reduction as may apply under this Section 5 7 shall be applied (i) first, to any payments due to Executive under Section 5.3(a)(ii), (ii) then, any other cash payments not covered by this Agreement that are included in the Total Payments, (iii) then, under Section 5.3(c), (iv) then, Section 5.3(a)(iii), and (v) then under Section 5.3(b).

5.8                               No Other Severance or Termination Benefits. Except as expressly set forth herein, Executive shall not be entitled to damages or to any severance or other benefits upon termination of employment with the Company under any circumstances and for any or no reason, including, but not limited to any severance pay under any Company severance plan, policy or practice.

6.                                      Protection of Confidential Information.

Executive acknowledges that during the course of his employment with the Company, its subsidiaries, affiliates and strategic partners, he will be exposed to documents and other information regarding the confidential affairs of the Company, its subsidiaries, affiliates and strategic partners, including without limitation, information about their past, present and future financial condition, pricing strategy, prices, suppliers, cost information, business and marketing plans, the markets for their products, key personnel, past, present or future actual or threatened litigation, trade secrets, and other intellectual property, current and prospective customer lists, operational methods, acquisition plans, prospects, plans for future development and other business affairs and information about the Company and its subsidiaries, affiliates and strategic partners not readily available to the public (the “Confidential Information”). Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. In recognition of the foregoing, the Executive covenants and agrees as follows:

6.1                               No Disclosure or Use of Confidential Information. At no time shall Executive ever divulge, disclose, or otherwise use any Confidential Information (other than as necessary to perform his duties under this Agreement and in furtherance of the Company’s best interests), unless and until such information is readily available in the public domain by reason other than Executive’s disclosure or use thereof in violation of the first clause of this Section 6.1. Executive acknowledges that Company is the owner of, and that Executive has not rights to, any trade secrets, patents, copyrights, trademarks, know-how or similar rights of any type, including any modifications or improvements to any work or other property developed, created or worked on by Executive during the Term of this Agreement.

6.2                               Return of Company Property, Records and Files. Upon the termination of Executive’s employment at any time and for any reason, or at any other time the Board may so direct, Executive shall promptly deliver to the Company’s offices in Harrisburg, Pennsylvania all of the property and equipment of the Company, it subsidiaries, affiliates and strategic partners (including any cell phones, pagers, credit cards, personal computers, etc.) and any and all documents, records, and files, including any notes, memoranda, customer lists, reports or any and all other documents, including any copies thereof, whether in hard copy form or on a computer disk or hard drive, which relate to the Company, its subsidiaries, affiliates, strategic partners, successors or assigns, and/or their respective past and present officers, directors, employees or consultants (collectively, the “Company Property, Records and Files”); it being expressly understood that, upon termination of Executive’s employment at any time and for any reason, Executive shall not be authorized to retain any of the Company Property, Records and Files, any copies thereof or excerpts therefrom.

7.                                      Noncompetition and Other Matters.

7.1                               Noncompetition. During the Executive’s employment with the Company or one of its subsidiaries and during the twelve (12) month period following the termination of Executive’s employment (the “Restricted Period”), Executive will not directly, or indirectly knowingly cause any other person to, engage in Competition with the Company. “Competition” shall mean engaging in any activity for a Competitor of the Company, whether as a principal, agent, partner, officer, director, employee, independent contractor, investor, consultant or stockholder (except as a less than one percent (1%) shareholder of a publicly traded company) or otherwise. A “Competitor” shall mean any person, corporation or other entity and its parents, subsidiaries, affiliates and assigns, (collectively, a “Person”) doing business in any geographical area in which the Company or any of its subsidiaries or affiliates are doing or have imminent plans to do business, and which is engaged in the operation of a retail or internet business which includes or has imminent plans to include a pharmacy (i.e., the sale of prescription drugs) as an offering or component of its business, including but not limited to, chain drug store companies such as Walgreen Company and CVS Caremark, mass merchants such as Walmart Stores, Inc. and Target Corporation and food/drug combinations such as The Kroger Co., Safeway Inc., Ahold USA and AB Acquisition LLC; provided, however, that a Competitor shall not include a Person that operates seventy-five (75) or fewer pharmacies. During Executive’s employment by the Company or one of its subsidiaries and during the Restricted Period, Executive will not directly, or indirectly knowingly cause any other person to, engage in any activity that involves providing audit review or other consulting or advisory services with respect to any relationship between the Company and any third party.

7.2                               Noninterference. During the Restricted Period, Executive shall not, directly, or indirectly knowingly cause any other person to, solicit, induce, or attempt to solicit or induce any officer, director, employee, agent or consultant of the Company or any of its subsidiaries, affiliates, strategic partners, successors or assigns to terminate his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for the purpose of associating with any Competitor of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for any other reason.

7.3                               Nonsolicitation. During the Restricted Period, Executive shall not directly, or indirectly knowingly cause any other person to, solicit, induce, or attempt to solicit or induce any customers, clients, vendors, suppliers or consultants then under contract to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, to terminate, limit or otherwise modify his, her or its relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, for the purpose of associating with any Competitor of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, or otherwise encourage such customers, clients, vendors, suppliers or consultants then under contract to terminate his, her or its relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for any reason. During the Restricted Period, Executive shall not hire, either directly or through any employee, agent or representative, any person known by Executive to be (or to have been) a field and corporate management employee of the Company or any subsidiary or any such person who was employed by the Company or any subsidiary within 180 days of such hiring.

8.                                      Rights and Remedies Upon Breach.

If Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 6 or 7 above (the “Restrictive Covenants”), the Company and its subsidiaries, affiliates, strategic partners, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns at law or in equity.

8.1                               Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by injunctive decree or otherwise, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns and that money damages would not provide an adequate remedy to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns.

8.2                               Accounting. The right and remedy to require Executive to account for and pay over to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of any transaction or activity constituting a breach of any of the Restrictive Covenants.

8.3                               Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect without regard to the invalid portions.

8.4                               Modification by the Court. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power (and is hereby instructed by the parties) to modify or reduce the duration or scope of such provision, as the case may be (it being the intent of the parties that any such modification or reduction be limited to the minimum extent necessary to render such provision enforceable), and, in its modified or reduced form, such provision shall then be enforceable.

8.5                               Enforceability in Jurisdictions. Executive intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Executive that such determination not bar or in any way affect the right of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns to the relief provided herein in the courts of any other jurisdiction within the geographic scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

8.6                               Extension of Restriction in the Event of Breach. In the event that Executive breaches any of the provisions set forth in this Section 8, the length of time of the Restricted Period shall be extended for a period of time equal to the period of time during which Executive is in breach of such provision.

9.                                      No Violation of Third-Party Rights.

(a)                                 Executive represents, warrants and covenants that he:

(i)                                     will not, in the course of employment, infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, mask works, trade secrets, or other proprietary rights);

(ii)                                  is not a party to any conflicting agreements with third parties, which will prevent him from fulfilling the terms of employment and the obligations of this Agreement;

(iii)                               does not have in his possession any confidential or proprietary information or documents belonging to others and will not disclose to the Company, use, or induce the Company to use, any confidential or proprietary information or documents of others; and

(iv)                              agrees to respect any and all valid obligations which he may now have to prior employers or to others relating to confidential information, inventions, discoveries or other intellectual property which are the property of those prior employers or others, as the case may be.

Executive has supplied to the Company a copy of each written agreement with any of Executive’s prior employers, as well as any other agreements to which Executive is subject, which includes any obligation of confidentiality, assignment of intellectual property, nonsolicitation or noncompetition. Executive has listed each of such agreements in Appendix B.

Executive agrees to indemnify and save harmless the Company from any loss, claim, damage, cost or expense of any kind (including without limitation, reasonable attorney fees) to which the Company may be subjected by virtue of a breach by Executive of the foregoing representations, warranties, and covenants.

(b)                                 The Company represents and warrants to Executive that as of the Commencement Date none of the Company or any of its subsidiaries or affiliates conducts business, or has any imminent plans to conduct business, in the states of Minnesota, Wisconsin and Illinois. The

Company agrees to indemnify and save harmless Executive from any loss, claim, damage, cost or expense of any kind (including without limitation, reasonable attorney fees) to which Executive may be subjected by virtue of a breach by the Company of the foregoing representation and warranty.

10.                               Arbitration.

Except as necessary for the Company and its subsidiaries, affiliates, strategic partners, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive’s employment with the Company or any subsidiary, affiliate or strategic partner, the termination of that employment or any other dispute by and between the parties or their subsidiaries, affiliates, strategic partners, successors or assigns, shall be submitted to final and binding arbitration in Harrisburg, Pennsylvania according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association at the time in effect. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, strategic partners, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the Pennsylvania Constitution, the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law. The Company shall pay all fees and expenses of the arbitrator (other than a filing fee that Executive would have paid to commence litigation in a state court located in Harrisburg, Pennsylvania, in the event that Executive commences such arbitration hereunder) Executive understands that by entering into this Agreement, Executive is waiving Executive’s rights to have a court determine Executive’s rights, including under federal, state or local statutes prohibiting employment discrimination, including sexual harassment and discrimination on the basis of age, race, color, religion, national origin, disability, veteran status or any other factor prohibited by governing law. Executive further understands that there is no intent herein to interfere with the Equal Employment Opportunity Commission’s right to enforce the laws it oversees or your right to file an administrative charge of employment discrimination or a similar state or local administrative agency.

11.                               Assignment.

Neither this Agreement, nor any of Executive’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive. The Company may assign its rights and obligations hereunder, and hereby consents to any such assignment, in whole or in part, to any of the Company’s subsidiaries, affiliates, or parent corporations. The Company shall assign this

Agreement to any successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock, or in connection with any merger in which the Company is not the survivor, or any acquisition and/or reorganization involving the Company.

12.                               Notices.

All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

If to the Company:             Rite Aid Corporation

30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: General Counsel
Fax: (717) 760-7867

If to Executive:                                                           Darren W. Karst, at his last address shown on the payroll records of the Company.

Any party may change such party’s address for notices by notice duly given pursuant hereto.

13.                               General.

13.1                        No Offset or Mitigation. The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others whether in respect of claims made under this Agreement or otherwise. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts, benefits and other compensation payable or otherwise provided to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

13.2                        Governing Law. This Agreement is executed in Pennsylvania and shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction. Any court action instituted by Executive relating in any way to this Agreement shall be filed exclusively in state court in Cumberland County, Pennsylvania or federal court in Harrisburg, Pennsylvania and Executive consents to the jurisdiction and venue of said courts in any action instituted by or on behalf of the Company against him.

13.3                        Entire Agreement. This Agreement sets forth the entire understanding of the parties relating to Executive’s employment with the Company and cancels and supersedes all agreements, arrangements and understandings relating thereto made prior to the date hereof, written or oral, between the Executive and the Company and/or any subsidiary or affiliate.

13.4                        Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

13.5                        Conflict with Other Agreements. Executive represents and warrants that neither his execution of this Agreement nor the full and complete performance of his obligations hereunder will violate or conflict in any respect with any written or oral agreement or understanding with any person or entity.

13.6                        Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the Company (and its successors and assigns) and Executive and his heirs, executors and personal representatives.

13.7                        Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

13.8                        Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

13.9                        No Assignment. The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy. In the event of Executive’s death, the Company shall pay to Executive’s estate all unpaid amounts that were payable to Executive immediately prior to his death.

13.10                 Survival. This Agreement shall survive the termination of Executive’s employment and the expiration of the Term to the extent necessary to give effect to its provisions.

13.11                 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

13.12                 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts; each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

14.                               Compliance with Code Section 409A.

(a)                                 Payment of Benefits: To the extent necessary to avoid adverse tax consequences, and except as described below, any payment to which Executive becomes entitled under the Agreement, or any arrangement or plan referenced in this Agreement, that constitutes “deferred compensation” under section 409A of the Code (“409A”), and is (a) payable upon Executive’s termination; (b) at a time when the Executive is a “specified employee” as defined by 409A shall not be made until the first payroll date after the earliest of:  (1) the expiration of the six (6) month period (the “Deferral Period”) measured from the date of Executive’s “separation from service” within the meaning of such term under 409A; or (2) the date of Executive’s death.

On the first payroll date after the expiration of the Deferral Period, all payments that would have been made during the Deferral Period (whether in a single lump sum or in installments) shall be paid as a single lump sum to Executive or, if applicable, his beneficiary. This section shall not apply to any payment which meets the short term deferral exception to 409A or constitutes “separation pay” as described in Treasury Regulation Section 409A-1(b)(9) (in general, payments (i) that are made on an involuntary separation from service which (ii) do not exceed the lesser of two (2) times (x) the Executive’s annualized compensation for the taxable year preceding the year in which the separation from service occurs or (y) the Code Section 401(a)(17) limit on compensation for the year in which separation from service occurs and (iii) are paid in total by the end of the second calendar year following the calendar year in which the separation from service occurs).

The Company shall pay to Executive the Accrued Benefits, within ten (10) days after the Date of Termination. Notwithstanding the foregoing, if the Executive is a “specified employee”, as defined by 409A, and payment of the Accrued Benefits is required to be delayed under 409A, the Company shall pay to Executive the Accrued Benefits on the first payroll date after the six (6) month anniversary of the Date of Termination.

For purposes of 409A, each payment and each installment described in this Agreement shall be considered a separate payment from each other payment or installment and to the extent required by 409A, a payment due upon termination of employment will only be paid upon Executive’s separation from service within the meaning of such term under 409A.

(b)                                 Reimbursements: To the extent required by 409A, with regard to any provision that provides for the reimbursement of costs and expenses, or for the provision of in-kind benefits: (i) the right to such reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses or in-kind benefits available or paid in one (1) year shall not affect the amount available or paid in any subsequent year; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year in which the expense occurred.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first written above.

RITE AID CORPORATION

/s/ Marc A. Strassler
By: Marc A. Strassler
Its: Executive Vice President, General Counsel and Secretary

EXECUTIVE

/s/ Darren W. Karst

Appendix A to Employment Agreement

Date

Name
Address
City, State Zip

Re:                             Severance Agreement and General Release

Dear Name:

We are interested in resolving cooperatively your separation of employment with Rite Aid Corporation (the Company), which will take place on (date), your Separation Date. Toward this end, we propose the following Severance Agreement, which includes a General Release.

Whereas, the Company has previously entered into an employment agreement with you, dated (Date) (the Employment Agreement), which contains among other things, certain provisions regarding severance compensation payable upon termination of your employment with the Company under certain circumstances. Other than what is expressly set forth herein, the terms and conditions of the Employment Agreement shall remain in full force and effect.

The terms and conditions set forth in Paragraph 1 below will apply regardless of whether you decide to sign this Severance Agreement and General Release. However, you will not be eligible to receive the payments and benefits set forth in Paragraph 2 below unless you sign and do not revoke this Severance Agreement and General Release, within the time period specified below. (Please see Paragraph 3 below for what it means to revoke this Severance Agreement and General Release.)

You may consider for twenty-one (21) days whether you wish to sign this Severance Agreement and General Release. Since this Severance Agreement and General Release (“Agreement”) is a legal document, you are encouraged to review it with your attorney.

1.                                      General Terms of Termination. As noted above, whether or not you sign this Agreement:

(a)                                 Your last day of employment is (date) which is your Separation Date. You will be paid for all time worked up to and including your termination.

(b)                                 You will be paid for earned but unused vacation days and any properly documented reasonable expenses incurred in connection with your employment through your Separation Date.

(c)                                  Except as contemplated by the Employment Agreement, your eligibility to participate in all other group benefits except Company sponsored health insurance including medical, dental, vision and prescription as an employee of the Company will end on your Separation Date.

2.                                      Separation Payment. Except with respect to the Accrued Benefits as defined in the Employment Agreement, if you sign this Agreement, agreeing to be bound by the General

Release in Paragraph 3 below and the other terms and conditions of this Agreement described below, and comply with the requirements of this Paragraph 2 (other than the Accrued Benefits), you will receive the compensation and benefits set forth in Section 5.3 of the Employment Agreement. You will not be eligible for the payment and benefits described in this Paragraph 2 unless: (i) you sign this Agreement no later than twenty-one (21) days after you receive it, promptly return the Agreement to the Company after you sign it, and do not timely revoke it; and (ii) you have returned all Company property and documents in accordance with Paragraph 15 below.

3.                                      General Release. In consideration for the agreement by the Company as set forth in Paragraphs 1 and 2, you, on behalf of yourself, your dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby voluntarily agree to the general release set forth in this paragraph (the “General Release”). You hereby voluntarily agree to release and forever discharge the Company and its current and former subsidiaries and affiliates, and the owners, directors, officers, employees, agents, and employee benefit plans and trusts of each of them, and all of their respective successors and assigns from any and all causes of action or claims of any type, known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which you now own or hold or which you have at any time heretofore owned or held or may in the future hold as against the Company including, but not limited to, any claims arising out of or in any way connected with your employment with the Company or the termination of said employment, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Company, or any of them, committed or omitted prior to the date of this Agreement including, without limiting the generality of the foregoing, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., (“Title VII”), the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq., the National Labor Relations Act, 29 U.S.C. § 151, et seq., the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq., (“ADA”), the ADA Amendments Act (“ADAAA”), Pub. L. 110-325; the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act (“FLSA”), the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (the “ADEA”), the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq. (“ERISA”), the Equal Pay Act, all wage and hour laws, the Pennsylvania Human Relations Act, 43 Pa. Stat. Ann §§ 951 et seq., the Pennsylvania Equal Pay Law, 43 Pa. Stat. Ann. §§ 336.1 et seq., the Pennsylvania Minimum Wage Law, 43 Pa. Cons. Stat. Ann. § 333.101, the Pennsylvania Worker and Community Right to Know Act, 35 Pa. Cons. Stat. Ann. § 7301, and the common law of the Commonwealth of Pennsylvania, and all other claims under any other federal, state, or local statute, law, ordinance, regulation, or order including, but not limited to, claims of discrimination, retaliation or breach of contract and whether for back pay, earned or accrued vacation pay, bonus, earned commissions, severance, damages, claims for attorneys’ fees and costs, and any other relief or remedy at law or at equity (the “Released Claims”). In addition, you further covenant and agree never to institute directly or indirectly or to participate in (unless otherwise required by law) any action or proceeding of any kind against the Company, based on or related to the Released Claims, your employment or termination of employment with the Company, including, but not limited to, an action asserting that the Company discriminated or retaliated against you or an action asserting breach of contract, it being understood that there is no intent herein to interfere with the Equal Employment Opportunity Commission’s right to enforce the laws it oversees or your right to file an administrative charge of employment discrimination or a similar state or local administrative agency. If you file such an administrative charge or claim, you understand and agree that you hereby waive any right to recover any personal relief, monetary or otherwise, resulting from such administrative action. You further represent and warrant that you have not filed any lawsuit, administrative charge or any other claim or complaint, of any nature, against the Company. Notwithstanding the above, this General Release does not extend to (i) claims for Accrued Benefits and other vested benefits under any applicable benefit plans or arrangements; (ii) claims for worker’s compensation benefits or for an occupational disease; (iii) any whistleblower claims arising under the Sarbanes-Oxley Act or Dodd-Frank Wall Street Reform and Consumer Protection Act; (iv) claims to require the Company to honor its commitments set forth in this Agreement; (v) claims to interpret or to determine the scope, meaning or effect of this Agreement; (vi) claims arising out of any conduct, matter, event or omission existing or occurring after you have signed this Agreement; (vii) claims for indemnification and officers and directors insurance coverage under Section 4.7 of the Employment Agreement, the Company’s charter, by-laws or applicable law; and/or (viii) claims that cannot be waived as a matter of law pursuant to federal, state, or local law. You waive any right to bring, maintain, or participate in a class, collective, or representative action against the Company to the maximum extent permitted by law. You agree that you may not serve as a representative of a class, collective, or representative action, may not participate as a member of a class, collective, or representative action, and may not recover any relief from a class, collective, or representative action. You further agree that if you are included within a class, collective, or representative action, you will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be. You retain the right to challenge the validity of the class waiver set forth in this paragraph, and you will not be subject to retaliation by the Company for asserting such right.

You expressly recognize and agree that by entering into this Agreement, you are waiving any and all rights and claims that you may have arising under the Age Discrimination In Employment Act, as amended by the Older Workers Benefits Protection Act of 1990, which have arisen on or before the date of execution of this Agreement. You agree and represent that you were advised (by this Agreement) to discuss the terms of the Agreement with an attorney of your choice, that you have had an opportunity to discuss those terms with attorneys or advisors of your choice, and that you have had enough time and opportunity to consider the terms of this Agreement. You further agree and represent that you have been given twenty-one (21) days within which to consider and sign this Agreement, and that if you sign this Agreement prior to the expiration of this twenty-one (21) day review period, you are voluntarily waiving said review period. You shall have the right to revoke this Agreement within seven (7) days after signing it. Unless revoked, this Agreement shall become effective on the eighth day following its execution. You further certify that you sign this Agreement knowingly and voluntarily and without coercion in exchange for the consideration described herein which you acknowledge as adequate and satisfactory.

4.                                      The parties agree and acknowledge that this Agreement and the considerations exchanged herein shall not constitute and shall not be interpreted as an admission on the part of the Company of a violation of any statute, law, or ordinance or of any other wrongdoing by the Company.

5.                                      The parties further agree that this Agreement is in full, complete, and final settlement by you of any and all claims, actions, causes of action, damages, or costs against the Company resulting from or pertaining to the Released Claims, your employment with, treatment at, severance from, or separation of employment from the Company.

6.                                      The parties agree that this Agreement shall supersede and replace any and all prior written or oral agreements previously entered into between them, which agreements shall be null and void and of no consequence, except that the parties agree that this paragraph does not apply to any agreements referenced in this Agreement or to any applicable confidentiality, noncompetition, noninterference, and/or nonsolicitation agreements.

7.                                      The parties agree that the laws of the Commonwealth of Pennsylvania shall apply to the terms and conditions of this Agreement, and they consent to the exclusive jurisdiction of the Pennsylvania courts with respect to the enforcement of this Agreement.

8.                                      You waive any and all claims or rights to reemployment or reinstatement to your former position or any position within the Company.

9.                                      You understand and agree that in the event any claim, suit, or action whatsoever shall be commenced by you, your heirs, executors, or administrators against the Company, based upon the Released Claims, this Agreement shall constitute a complete defense to any such claim, suit, or action.

10.                               You further understand and agree that in the event that you or your heirs, executors, or administrators attempt to institute or do institute any claim, suit, or action against the Company, you shall be obligated, as an express condition of bringing such action, to tender back to the Company all monies paid and/or the value of any financial benefits received pursuant to this Agreement. This paragraph does not grant you an option to return the money and institute a lawsuit. Instead, this paragraph merely creates an additional term and condition precedent of bringing a suit regardless of the fact that such suit is expressly barred by Paragraphs 3 and 5 hereof, and is without merit.

11.                               Except as specifically set forth herein, you waive any common law and/or statutory right to recover attorneys’ fees and costs, if any.

12.                               It is intended that this Agreement, and all payments or income to you contemplated by it, comply with, or are exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder. This Agreement shall be construed, administered, and governed in a manner consistent with this intent. The Company hereby agrees to indemnify and hold you harmless on an after-tax basis for any federal or state taxes imposed under Code section 409A (or similar state law) and any interest, penalties, or additions to tax imposed with respect thereto (collectively, “409A Taxes”) as well as related reasonable out-of-pocket expenses resulting from contesting the imposition of 409A Taxes that result from the payment of, or right to, any amount or property provided for in this Agreement. Any such indemnity payment shall be made within thirty (30) days of the date you remit the 409A Taxes to the applicable taxing authority imposing the 409A Taxes.

13.                               It is agreed that the terms and provisions of this Agreement are to remain strictly confidential and that any disclosure of the terms of this Agreement by you to any employee or former employee of the Company, or to any other person, other than your legal counsel, tax advisors, or your immediate family members will violate this Agreement.

14.                               You agree that you will not make any disparaging statements, oral or written, regarding the Company to any person, firm or other entity. You further agree, without limiting any other applicable remedies, that in the event of any breach of this provision, the Company’s obligation to provide any and all consideration provided for in Paragraph 2 above will terminate. The Company agrees that members of its senior management team will not disparage you.

15.                               Regardless of whether you sign this Agreement, and as a condition of receiving the consideration set forth in Paragraph 2 above, you must return to your supervisor, retaining no copies, all Company property, including computers, wireless devices, papers, files, documents, reference guides, equipment, keys, access key tag/card, identification cards, credit cards, software, computer access codes, disks, supplies and institutional manuals, and you shall not retain any copies, duplicates, reproductions or excerpts of any of the foregoing, whether in hardcopy or electronic format and are prohibited from using or disclosing confidential and/or proprietary information which you accrued in the course of your employment with the Company.

16.                               You agree to make yourself available at mutually agreeable times to cooperate with the Company with respect to any legal proceedings that the Company believes, in its sole discretion, may be in any way related to your employment with the Company. Such cooperation encompasses your assistance with matters preliminary to the investigation of any legal proceedings and assistance during and throughout any litigation or legal proceeding, including, but not limited to, participating in any fact-finding or investigation, speaking with the Company’s attorneys, testifying in depositions, testifying at hearings or at trial, and assisting with any post-litigation matter or appeal. Upon submission of appropriate documentation, you shall be reimbursed for reasonable out-of-pocket expenses incurred in rendering such cooperation, which shall not include any attorneys’ fees. Nothing in this paragraph should be construed as suggesting or implying in any way that you should testify untruthfully.

17.                               In the event that, any one or more provisions (or portion thereof) of this Agreement is held to be invalid, unlawful or unenforceable for any reason, the invalid, unlawful or unenforceable provision (or portion thereof) shall be construed or modified so as to provide the Company with the maximum protection that is valid, lawful and enforceable, consistent with the intent of the Company and you in entering into this Agreement. If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Agreement

18.                               No changes to this Agreement can be effective except by another written agreement signed by you and by the Company’s authorized representative.

19.                               You and the Company execute this Agreement voluntarily, with full knowledge of its significance, and you acknowledge that you have read and fully understand the meaning of this Agreement, intend to be legally bound by the Agreement, and that no inducement, duress, or coercion caused either party to enter into this understanding.

PLEASE READ CAREFULLY

1.                                      THIS AGREEMENT CONSTITUTES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. IT DOES NOT WAIVE RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE DATE IT IS EXECUTED;

2.                                      YOU AGREE THAT YOU ARE WAIVING RIGHTS AND CLAIMS YOU MAY HAVE IN EXCHANGE FOR CONSIDERATION IN ADDITION TO THINGS OF VALUE TO WHICH YOU ARE ALREADY ENTITLED;

3.                                      YOU UNDERSTAND THAT YOU HAVE BEEN ADVISED THAT YOU HAVE THE RIGHT TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT;

4.                                      YOU UNDERSTAND THAT YOU HAVE TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT;

5.                                      YOU UNDERSTAND THAT YOU HAVE SEVEN (7) DAYS FOLLOWING YOUR EXECUTION OF THIS AGREEMENT TO REVOKE IT AND THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. REVOCATION MUST BE IN WRITING AND TIMELY DELIVERED TO: GENERAL COUNSEL, RITE AID CORPORATION, 30 HUNTER LANE, CAMP HILL, PENNSYLVANIA, 17011; AND

In witness whereof, the parties hereto have executed this Agreement on the day and date indicated below.

RITE AID CORPORATION

By:

Its:

Dated:	Dated:

Appendix B to Employment Agreement

Employment Agreement between Executive and Roundy’s, Inc., Roundy’s Supermarkets, Inc. and Roundy’s Acquisition Corp., dated as of February 8, 2012.